ESCROW AGREEMENT

THIS AGREEMENT is made as of February 14, 2011, by and among O'CONNOR FUND OF FUNDS: MULTI-STRATEGY, a Delaware statutory trust (the "Company"), UBS ALTERNATIVE AND QUANTITATIVE INVESTMENTS LLC (the "Manager"), and BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation ("BNYMIS" or "Escrow Agent"). The provisions of this Agreement will become effective upon the Company's notice to that effect sent to BNYMIS and BNYMIS's acknowledgement of receipt of the notice.

WITNESSETH

WHEREAS, the Company desires that BNYMIS provide services as escrow agent for the purpose of receiving payments from potential subscribing shareholders in the Company (the "Potential Investors") and BNYMIS wishes to provide such services.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.
Acceptance by Escrow Agent.  The Company and the Manager hereby appoint the Escrow Agent as escrow agent hereunder on the terms and conditions hereinafter set forth.  The Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions hereinafter set forth.

2.	Definitions.

(a)
"Authorized Person" means (i) any officer of the Company or Manager (or any person reasonably believed by the Escrow Agent to be such officer) and (ii) any other person duly authorized by the Company or Manager to give instructions to the Escrow Agent (or any person reasonably believed by the Escrow Agent to be such a person so authorized).

(b)
"Written Instructions" means written instructions received by the Escrow Agent and signed by an Authorized Person.  The instructions may be delivered by hand, mail or facsimile; except that any instruction terminating this Agreement may be given only by hand or mail.

3.	Rights and Responsibilities of Escrow Agent.

(a)
The Escrow Agent shall act hereunder as a depositary only, and in its capacity as such, it shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any asset deposited with it.

(b)
The Escrow Agent shall be entitled to rely upon and shall be without liability for and indemnified by the Company with respect to any action or omission to act which the Escrow Agent takes pursuant to Written Instructions.  Unless otherwise provided in this Agreement, the Escrow Agent shall act only upon Written Instructions.  The Escrow Agent shall be entitled to assume that any Written Instruction received hereunder is not in any way inconsistent with the provisions of the Company's governing instrument or this Agreement or of any vote, resolution or proceeding of the Company's Board of Trustees or shareholders, unless and until the Escrow Agent receives Written Instructions to the contrary.

(c)
The Escrow Agent's liability under this Agreement shall be limited to damages arising out of its intentional misconduct, fraud, bad faith, gross negligence or reckless disregard of its duties under this Agreement ("Standard of Care").

(d)
Notwithstanding anything in this Agreement to the contrary, the Company and the Manager hereby acknowledge and agree that the Escrow Agent shall not be liable for any losses or damages of any kind associated with any taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto ("Taxes") or for any withholding or reporting, or for any non-withholding or non-reporting, of Taxes.

(e)
The Company acknowledges that it may be considered a U.S. withholding agent and/or may required to file information or other tax returns under the U.S. Internal Revenue Code and related regulations ("IRC and Regulations").  The Company agrees that it or its designated agents are, and will continue to be, in compliance with all withholding and reporting required by the IRC and Regulations.  Therefore, unless otherwise specified herein or in a separate written agreement, neither the Escrow Agent nor any of its affiliates shall be responsible for withholding or depositing taxes, nor will it/they be responsible for any related tax filings or information reporting, including but not limited to Forms 1099, 945, 1042S, 1042, 1065, 1065 K-1, 8804, 8805, 1120 or 1120F.

(f)
Notwithstanding anything in this Agreement to the contrary, neither party nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party or its affiliates.

(g)
Notwithstanding anything in this Agreement to the contrary, (i) the Escrow Agent shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) the Escrow Agent shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, and instruction, direction, notice, document, instrument or other information which the Escrow Agent reasonably believes to be genuine.

(h)
Absent the Escrow Agent's failure to meet its Standard of Care, the Company agrees to indemnify, defend and hold harmless the Escrow Agent and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including without limitation reasonable attorneys fees and expenses) arising directly or indirectly from any action or omission to act which the Escrow Agent takes in connection with the provision of services under this Agreement.  In addition to and notwithstanding the provisions of the immediately preceding sentence, the Company shall indemnify, defend and hold harmless the Escrow Agent and its affiliates against and in respect of any liability for taxes and any penalties or interest in respect of taxes attributable to the investment of funds held in escrow by the Escrow Agent pursuant to this Agreement.  The foregoing indemnities shall survive the resignation of the Escrow Agent and the termination of this Agreement.

(i)	The Escrow Agent shall have no duties except those specifically set forth in this Agreement.

(j)
The Escrow Agent shall have the right at any time it deems appropriate to seek an adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.

(k)	The Escrow Agent shall promptly notify the Manager of any discrepancy between the amounts set forth on any remittance advice received by the Escrow Agent and the sums delivered to it therewith.

(l)
The Company and the Manager will provide such information and documentation as the Escrow Agent may reasonably request in connection with the services provided by the Escrow Agent under this Agreement.

(m)
Except as expressly provided in this Agreement, the Escrow Agent hereby disclaims all representations and warranties, express or implied, made to the Company or the Manager or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or goods provided incidental to services provided under this Agreement.  The Escrow Agent disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(n)
Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Manager shall adopt any policies which would affect materially the obligations or responsibilities of the Escrow Agent hereunder without the prior written approval of the Escrow Agent, which approval shall not be unreasonably withheld or delayed.

4.
Deposit of Escrow Fund.  The Escrow Agent shall establish, at a financial institution of its own choosing (which may include an affiliate of Escrow Agent), an account in the name of the Company (or in the name of the Escrow Agent for the benefit of the Company and/or its investors) (the "Subscription Account").  The Escrow Agent shall promptly deposit in the Subscription Account monies remitted by Potential Investors by wire transfer pursuant to instructions provided to them by the Company.  Balances on deposit in the Subscription Account will earn interest at prevailing market rates pursuant to arrangements approved by the Company.  For the avoidance of doubt, as between the parties, the Company and/or the Manager shall be solely responsible for any disclosure obligations regarding the Subscription Account to Potential Investors (including the payment of interest and any related tax consequences, if applicable), as the Company and/or the Manager deem appropriate.

5.
Statements.  During the term of this Agreement, the Escrow Agent shall make available to the Company (via a secure on-line website) daily information with respect to deposited and available funds.  The Company's use of the website is subject to the terms and conditions set forth in the Electronic Services and Conditions attached hereto as Appendix I.  The Escrow Agent shall be forever released and discharged from all liability with respect to the accuracy of such information, except with respect to any such information as to which the Company shall, within sixty (60) days after such information is made available, file written objections with the Escrow Agent.

6.
Distributions and Closings.  Upon Written Instructions, at each closing of each offering of interests in the Company, the Escrow Agent will wire principal balances on deposit in the Subscription Account to the account designated by the Company.  Such Written Instructions must be sent to the Escrow Agent by 2:00 p.m. (eastern time) on the closing date with respect to each closing.  In the event that a Potential Investor who has escrow funds in the Subscription Account is not admitted into the Company, upon Written Instructions, the Escrow Agent shall promptly issue refunds by wire to the Potential Investor in the amount of the principal balance with accrued interest.

7.
Interest.  All interest earned on the escrow funds deposited in the Subscription Account hereunder shall be added to and held in the Subscription Account.  With respect to each closing, pursuant to Written Instructions, within five (5) business days of the crediting of such interest the Escrow Agent shall issue interest payments by wire to the Company along with a cover letter.  The Escrow Agent will prepare and send notifications on Form 1099 for each calendar year.

8.
BNY Mellon System.  The Escrow Agent shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Escrow Agent in connection with the services provided by the Escrow Agent to the Company.

9.
Tax Identification Number.  All deposits to the Subscription Account shall be subject to the Escrow Agent's receipt of a valid tax identification number for the Company, Manager or Potential Investor, as applicable.

10.	Compensation.

(a)
The fee of the Escrow Agent for its services hereunder shall be paid by the Company as may be mutually agreed to in writing by the Company and Escrow Agent. Notwithstanding the foregoing, standard account transaction charges will be billed to the Company as an out-of-pocket expense.

(b)
The undersigned hereby represents and warrants to Escrow Agent that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the adviser or sponsor to the Company in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by Escrow Agent to such adviser or sponsor or any affiliate of the Company relating to this Agreement have been fully disclosed to the Manager of the Company and that, if required by applicable law, such Manager has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

11.	Amendment.	This Agreement may not be amended or supplemented, and no provision hereof may be modified or waived, except by an instrument in writing, signed by all of the parties hereto.

12.
Termination.  This Agreement shall continue until terminated by a party on sixty (60) days' prior written notice to the other party.  Upon the termination of this Agreement and upon the delivery of the balance of the Subscription Account to a successor escrow agent designated by Written Instructions or such other person as may be designated by Written Instructions, the Escrow Agent shall be released and discharged of any and all further obligations hereunder.  If no successor escrow agent or other person has been designated pursuant to Written Instructions to receive the balance of the Subscription Account at the expiration of the 60-day period, the Escrow Agent shall have no further obligation hereunder except to hold the escrow funds as a depositary.

13.	Execution. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

14.
Miscellaneous.  All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be.  The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement, nor limit or otherwise affect the meaning thereof.  This Agreement shall be construed and enforced in accordance with the laws of Delaware without regard to principles of conflicts of law.

15.
Notices.  All instructions, notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or facsimile or mailed by first class, registered mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company:

O'Connor Fund of Funds: Multi-Strategy
Attn: Robert Aufenanger
299 Park Avenue
New York, NY  10171

If to the Escrow Agent:

BNY Mellon Investment Servicing (US) Inc.
Attn: President
400 Bellevue Parkway
Wilmington, DE  19809

If to the Manager:

UBS Alternative and Quantitative Investments LLC
Attn: Robert Aufenanger
299 Park Avenue
New York, NY  10171

16.	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17.
Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings among the parties relating to the subject matter hereof.

18.
Confidentiality.  Each party to this Agreement shall keep confidential the information relating to any other party to this Agreement which it obtains in connection with the provision of services under this Agreement; provided that (except as otherwise required by the Gramm-Leach-Bliley Financial Services Modernization Act of 1999) the following information shall not be subject to such confidentiality obligations: (a) information that is already known to the obtaining party at the time it is obtained; (b) information that is or becomes publicly known or available through no wrongful act of the obtaining party; (c) information that is rightfully received from a third party who, to the best of the obtaining party's knowledge, is not under a duty of confidentiality; (d) information that is released by the protected party to a third party without restriction; (e) information that is requested or required to be disclosed by the obtaining party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) Company information provided by Escrow Agent in connection with an independent third party compliance or other review;  (g) information that is necessary for the Escrow Agent to disclose in connection with the provision of services under this Agreement; (h) information that is relevant to the defense of any claim or cause of action asserted against the obtaining party; and (i) information that has been or is independently developed or obtained by the obtaining party.  The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

19.
Non-Solicitation.  During the term of this Agreement and for one year thereafter, the Company shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of Escrow Agent's employees, and the Company shall cause the Manager and the Company's direct affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of Escrow Agent's employees.  To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of an Escrow Agent employee by the Company, the Manager, the Company's sponsor or an affiliate of the Company if the Escrow Agent employee was identified by such entity solely as a result of the Escrow Agent employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

20.
Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of the Escrow Agent's affiliates are financial institutions, and the Escrow Agent may, as a matter of policy, request (or may have already requested) the Company's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth.  The Escrow Agent may also ask (and may have already asked) for additional identifying information, and he Escrow Agent may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

O'CONNOR FUND OF FUNDS: MULTI STRATEGY

By:

Name:

Title:

UBS ALTERNATIVE AND QUANTITATIVE INVESTMENTS LLC

By:

Name:

Title:

BNY MELLON INVESTMENT SERVICING (US) INC.

By:

Name:

Title:

APPENDIX I

ELECTRONIC SERVICES TERMS AND CONDITIONS

1.           License; Use. (a) This Appendix I shall govern the Company's use of electronic communications, information delivery, portfolio management and banking services, that The Bank of New York Mellon and its affiliates ("BNYM") may provide to the Company, such as The Bank of New York Mellon Inform ™ and The Bank of New York Mellon CA$H-Register Plus®, and any computer software, proprietary data and documentation provided by BNYM to the Company in connection therewith (collectively, the "Electronic Services"). In the event of any conflict between the terms of this Appendix I and the main body of this Agreement with respect to the Company's use of the Electronic Services, the terms of this Appendix I shall control.

(b) BNYM grants to the Company a personal, nontransferable and nonexclusive license to use the Electronic Services to which the Company subscribes solely for the purpose of transmitting instructions and information ("Instructions"), obtaining reports, analyses and statements and other information and data, making inquiries and otherwise communicating with BNYM in connection with the Company's relationship with BNYM.  The Company shall use the Electronic Services solely for its own internal and proper business purposes and not in the operation of a service bureau.  Except as set forth herein, no license or right of any kind is granted to the Company with respect to the Electronic Services.  The Company acknowledges that BNYM and its suppliers retain and have title and exclusive proprietary rights to the Electronic Services, including any trade secrets or other ideas, concepts, know-how, methodologies, and information incorporated therein and the exclusive rights to any copyrights, trade dress, look and feel, trademarks and patents (including registrations and applications for registration of either), and other legal protections available in respect thereof.  The Company further acknowledges that all or a part of the Electronic Services may be copyrighted or trademarked (or a registration or claim made therefor) by BNYM or its suppliers.  The Company shall not take any action with respect to the Electronic Services inconsistent with the foregoing acknowledgments, nor shall the Company attempt to decompile, reverse engineer or modify the Electronic Services.  The Company may not copy, distribute, sell, lease or provide, directly or indirectly, the Electronic Services or any portion thereof to any other person or entity without BNYM's prior written consent.  The Company may not remove any statutory copyright notice or other notice included in the Electronic Services.  The Company shall reproduce any such notice on any reproduction of any portion of the Electronic Services and shall add any statutory copyright notice or other notice upon BNYM's request.

(c) Portions of the Electronic Services may contain, deliver or rely on data supplied by third parties ("Third Party Data"), such as pricing data and indicative data, and services supplied by third parties ("Third Party Services") such as analytic and accounting services.  Third Party Data and Third Party Services supplied hereunder are obtained from sources that BNYM believes to be reliable but are provided without any independent investigation by BNYM.  BNYM and its suppliers do not represent or warrant that the Third Party Data or Third Party Services are correct, complete or current.  Third Party Data and Third Party Services are proprietary to their suppliers, are provided solely for the Company's internal use, and may not be reused, disseminated or redistributed in any form.  The Company shall not use any Third Party Data in any manner that would act as a substitute for obtaining a license for the data directly from the supplier.  Third Party Data and Third Party Services should not be used in making any investment decision.  BNYM AND ITS SUPPLIERS ARE NOT RESPONSIBLE FOR ANY RESULTS OBTAINED FROM THE USE OF OR RELIANCE UPON THIRD PARTY DATA OR THIRD PARTY SERVICES.  BNYM's suppliers of Third Party Data and Services are intended third party beneficiaries of this Section 1(c) and Section 5 below.

(d) The Company understand and agree that any links in the Electronic Services to Internet sites may be to sites sponsored and maintained by third parties.  BNYM makes no guarantees, representations or warranties concerning the information contained in any third party site (including without limitation that such information is correct, current, complete or free of viruses or other contamination), or any products or services sold through third party sites.  All such links to third party Internet sites are provided solely as a convenience to the Company and the Company accesses and uses such sites at its own risk.  A link in the Electronic Services to a third party site does not constitute BNYM's endorsement, authorisation or sponsorship of such site or any products and services available from such site.

2.           Equipment.  The Company shall obtain and maintain at their own cost and expense all equipment and services, including but not limited to communications services, necessary for them to utilize and obtain access to the Electronic Services, and BNYM shall not be responsible for the reliability or availability of any such equipment or services.

3.           Proprietary Information.  The Electronic Services, and any proprietary data (including Third Party Data), processes, software, information and documentation made available to the Company (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the "Information"), are the exclusive and confidential property of BNYM or its suppliers.  However, for the avoidance of doubt, reports generated by the Company containing information relating to their account(s) (except for Third Party Data contained therein) are not deemed to be within the meaning of the term "Information."  The Company shall keep the Information confidential by using the same care and discretion that the Company use with respect to their own confidential property and trade secrets, but not less than reasonable care.  Upon termination of the Agreement or the licenses granted herein for any reason, the Company shall return to BNYM any and all copies of the Information which are in their possession or under their control (except that the Company may retain reports containing Third Party Data, provided that such Third Party Data remains subject to the provisions of this Appendix).  The provisions of this Section 3 shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all information whether or not copyrighted.

4.           Modifications.  BNYM reserves the right to modify the Electronic Services from time to time.  The Company agree not to modify or attempt to modify the Electronic Services without BNYM's prior written consent.  The Company acknowledge that any modifications to the Electronic Services, whether by the Company or BNYM and whether with or without BNYM's consent, shall become the property of BNYM.

5.           NO REPRESENTATIONS OR WARRANTIES; LIMITATION OF LIABILITY.  BNYM AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE ELECTRONIC SERVICES OR ANY THIRD PARTY DATA OR THIRD PARTY SERVICES, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.  THE COMPANY ACKNOWLEDGE THAT THE ELECTRONIC SERVICES, THIRD PARTY DATA AND THIRD PARTY SERVICES ARE PROVIDED "AS IS."  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH THE COMPANY MAY INCUR IN CONNECTION WITH THE ELECTRONIC SERVICES, THIRD PARTY DATA OR THIRD PARTY SERVICES, EVEN IF BNYM OR SUCH SUPPLIER KNEW OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.

6.           Security; Reliance; Unauthorized Use; Funds Transfers.  BNYM will establish security procedures to be followed in connection with the use of the Electronic Services, and the Company agrees to comply with the security procedures.  The Company understands and agrees that the security procedures are intended to determine whether instructions received by BNYM through the Electronic Services are authorized but are not (unless otherwise specified in writing) intended to detect any errors contained in such instructions.  The Company will cause all persons utilizing the Electronic Services to treat any user and authorization codes, passwords, authentication keys and other security devices with the highest degree of care and confidentiality.  Upon termination of the Company's use of the Electronic Services, the Company shall return to BNYM any security devices (e.g., token cards) provided by BNYM.  BNYM is hereby irrevocably authorized to comply with and rely upon on Instructions and other communications, whether or not authorized, received by it through the Electronic Services.  The Company acknowledges that it has sole responsibility for ensuring that only Authorized Persons use the Electronic Services and that to the fullest extent permitted by applicable law BNYM shall not be responsible nor liable for any unauthorized use thereof or for any losses sustained by the Company arising from or in connection with the use of the Electronic Services or BNYM's reliance upon and compliance with Instructions and other communications received through the Electronic Services.  With respect to instructions for a transfer of funds issued through the Electronic Services, when instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), BNYM, its affiliates, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named.  Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution which is designated in such instructions to act as an intermediary in a funds transfer.  It is understood and agreed that unless otherwise specifically provided herein, and to the extent permitted by applicable law, the parties hereto shall be bound by the rules of any funds transfer system utilized to effect a funds transfer hereunder.

7.           Acknowledgments.  BNYM shall acknowledge through the Electronic Services its receipt of each Instruction communicated through the Electronic Services, and in the absence of such acknowledgment BNYM shall not be liable for any failure to act in accordance with such Instruction and the Company may not claim that such Instruction was received by BNYM.  BNYM may in its discretion decline to act upon any instructions or communications that are insufficient or incomplete or are not received by BNYM in sufficient time for BNYM to act upon, or in accordance with such instructions or communications.

8.           Viruses.  The Company agrees to use reasonable efforts to prevent the transmission through the Electronic Services of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the Electronic Services.

9.           Encryption.  The Company acknowledges and agrees that encryption may not be available for every communication through the Electronic Services, or for all data.  The Company agrees that BNYM may deactivate any encryption features at any time, without notice or liability to the Company, for the purpose of maintaining, repairing or troubleshooting its systems.

10.           On-Line Inquiry and Modification of Records. In connection with the Company's use of the Electronic Services, BNYM may, at the Company's request, permit the Company to enter data directly into a BNYM database for the purpose of modifying certain information maintained by BNYM's systems, including, but not limited to, change of address information.  To the extent that the Company is granted such access, the Company agrees to indemnify and hold BNYM harmless from all loss, liability, cost, damage and expense (including attorney's fees and expenses) to which BNYM may be subjected or which may be incurred in connection with any claim which may arise out of or as a result of changes to BNYM database records initiated by the Company.

11.           Agents.  The Company may, on advance written notice to the BNYM, permit its agents and contractors ("Agents") to access and use the Electronic Services on the Company's behalf, except that the BNYM reserves the right to prohibit the Company's use of any particular Agent for any reason.  The Company shall require its Agent(s) to agree in writing to be bound by the terms of the Agreement, and said Fund shall be liable and responsible for any act or omission of such Agent in the same manner, and to the same extent, as though such act or omission were that of the Fund.  Each submission of an Instruction or other communication by the Agent through the Electronic Services shall constitute a representation and warranty by the Fund that the Agent continues to be duly authorized by the Fund to so act on its behalf and BNYM may rely on the representations and warranties made herein in complying with such Instruction or communication.  Any Instruction or other communication through the Electronic Services by an Agent shall be deemed that of the Company, and the Company shall be bound thereby whether or not authorized.  The Company may, subject to the terms of this Agreement and upon advance written notice to the Bank, provide a copy of the Electronic Service user manuals to its Agent if the Agent requires such copies to use the Electronic Services on the Company's behalf.  Upon cessation of any such Agent's services, the Company shall promptly terminate such Agent's access to the Electronic Services, retrieve from the Agent any copies of the manuals and destroy them, and retrieve from the Agent any token cards or other security devices provided by BNYM and return them to BNYM.